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EXHIBIT 10.112

SEVERANCE AGREEMENT

        This Severance Agreement (the "Agreement") is by and between Micron Technology, Inc., a Delaware corporation (the "Company"), and                         , an individual and Officer of the Company, (the "Officer"), and is effective as of                         .

        WHEREAS, the parties recognize that it is in the best interest of the Company to provide for a smooth transition when there is a change in management, and wish to recognize the valued contributions of the Officer; and

        WHEREAS, the Company desires to provide the Officer with benefits in consideration for his execution of this Agreement and the instrument titled Agreement Not to Compete or Solicit (the "Noncompete Agreement");

        NOW THEREFORE, the parties agree as follows:

        1.     TERMINATION OF THE OFFICER.    Either the Company or the Officer may at any time terminate the Officer's active employment with the Company for any reason, voluntary or involuntary, with or without cause, by providing notice to that effect in writing. The date such notice is received by the other party or, if earlier, the date of the Officer's death, shall be deemed the "Termination Date." Upon receipt by the Officer of a notice of termination from the Company, or at any other time upon the Company's request, the Officer shall resign immediately as an officer and/or director of the Company.

        2.     EFFECT OF TERMINATION.    Effective on the Termination Date, and for a period defined in paragraph 2(a) herein (the "Transition Period"), the Officer may act as a consultant to the Company or, in the case of paragraph 2(b) herein, continue as a non-officer employee with the Company, provided in each case the parties so agree in writing.

        2(a). TRANSITION PERIOD.    For purposes of this agreement, the "Transition Period" shall be one hundred and eighty-four (184) days plus the amount, if any, of TOP time that the Officer has accrued as of the Termination Date.

        2(b). CHANGE OF OFFICER STATUS.    In the event that the Officer or the Company terminates the Officer's status as an officer of the Company but not as an employee, both parties agree that such change in status will be treated as a termination for purposes of this Agreement, and that the date of such change in status will be deemed the Termination Date. Following the Transition Period, the Officer shall be entitled only to such compensation and benefits as the Company may then provide for his services as an employee. In no circumstance shall paragraph 3 herein be applicable to the Officer for a period longer than the Transition Period.

        3.     BENEFITS DURING THE TRANSITION PERIOD.    Provided the Officer complies with the terms of this Agreement and the terms of the Noncompete Agreement, the Officer, or the Officer's estate in the event of the Officer's death, will receive during the Transition Period all compensation and benefits customarily provided to officers of the Company (or, in lieu of participation in such benefits, at the Company's election, cash in an amount designed to make the Officer reasonably whole), including, but not limited to, salary, bonuses, executive bonuses, and the continued vesting of any granted stock options, as if the Officer's employment as an officer had continued during the Transition Period. "Customarily provided" refers to Company practices and plans with respect to officer benefits and compensation in effect as of the Termination Date. For purposes of this provision only, however, it is understood that the Officer, during the Transition Period, is not entitled pursuant to this Agreement to any new grants of interest in future executive bonus pools, to any new grants of stock options or, except in the case where the Company terminates the Officer's status as an officer of the Company but not as an employee, to the accrual of TOP time. It is further understood that the Officer is not entitled to payment of any compensation that is deferred past the Transition Period due to payment criteria of an incentive program, as those criteria existed as of the Termination Date. No action by the Company or the Company's Board of Directors may affect the Officer's receipt of the benefits set forth above, other than as provided herein.

        4.     CONFIDENTIALITY.    The reasons for, and circumstances of, an Officer's termination of employment or change in officer status shall be kept confidential and shall not be disclosed; provided that the Company may disclose such information as the Company determines, in its sole discretion, is either required by law to be disclosed or necessary to be disclosed to serve a valid business purpose.

        5.     RELEASE.    Upon receipt of all benefits under this Agreement, the Officer and Company settle, waive, and voluntarily release any and all claims each has or may have against the other, inclusive of any of the Company's affiliates, officers, directors, employees or agents, both individually and in their official capacities, which claims are accruing prior to the end of the Transition Period.

        6.     FINAL AGREEMENT.    Except as set forth below, this Agreement supersedes all prior agreements, and is the entire and final understanding of the parties as to the subject matter hereof. This Agreement is in addition to, and does not supersede or modify in any fashion, the provisions of the Noncompete Agreement entered into by the parties hereto or the provisions of any Assignment of Rights & Inventions and/or Confidential Information agreements previously executed by Officer in favor of Micron (collectively, "Additional Agreements"). The obligations contained in the Additional Agreements shall continue independent of the obligations of one another and of this Agreement. For avoidance of doubt, the "Period of Restriction" as defined in the Noncompete Agreement shall continue in full force and effect in accordance with the terms of the Noncompete Agreement and shall not be limited by the term of the Transition Period herein.

        IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of                         .

MICRON TECHNOLOGY, INC.		OFFICER

By:	Steven R. Appleton Chairman, CEO and President	Name: Title:
Date		Date

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  EXHIBIT 10.112
SEVERANCE AGREEMENT